                                                                    EXHIBIT 12.1

                             ALLIANCE IMAGING, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                           PRO FORMA
                                                     1996       1997       1998       1999        2000        2000
                                                   --------   --------   --------   ---------   --------   ----------
CALCULATION OF FIXED CHARGES

  Interest expense, net(1)(3)....................  $  5,758   $  7,808   $ 41,772   $  51,958   $ 77,051    $ 79,650
  Add back interest income.......................       502        592        513         709        770         770
                                                   --------   --------   --------   ---------   --------    --------
  Interest expense...............................     6,260      8,400     42,285      52,667     77,821      80,420

  Total rental expense...........................     3,380      3,669     15,530      16,075     14,723      14,723
  Multiplied by 33.3%............................      33.3%      33.3%      33.3%       33.3%      33.3%       33.3%
                                                   --------   --------   --------   ---------   --------    --------
  Estimated interest on rental expense...........     1,126      1,222      5,171       5,353      4,903       4,903
                                                   --------   --------   --------   ---------   --------    --------
TOTAL FIXED CHARGES..............................  $  7,386   $  9,622   $ 47,456   $  58,020   $ 82,724    $ 85,323
                                                   ========   ========   ========   =========   ========    ========

CALCULATION OF EARNINGS

  Income (loss) before taxes and extraordinary
    items(2).....................................  $  7,561   $ (3,957)  $ 17,604   $ (22,388)  $   (234)   $ (2,833)
  Add: Minority interest expense (income)........        --         --        201         402        363         363
  Add: Fixed charges.............................     7,386      9,622     47,456      58,020     82,724      85,323
  Add: Amortization of capitalized interest......        --         --         --          --         --          --
  Add: Distributions from equity investees less
    income from equity investments...............        91       (271)       652         600        538         538
  Add: Pre-tax losses of equity investees for
    which charges arising from guarantees are
    included.....................................        --         --         --          --         --          --
  Less: Interest capitalized.....................        --         --         --          --         --          --
  Less: Preference security dividend requirements
    of consolidated subsidiaries.................        --         --         --          --         --          --
  Less: Minority interest in pretax income of
    subsidiaries that have not incurred fixed
    charges......................................        --         --         --          --         --          --
                                                   --------   --------   --------   ---------   --------    --------
TOTAL EARNINGS...................................  $ 15,038   $  5,394   $ 65,913   $  36,634   $ 83,391    $ 83,391
                                                   ========   ========   ========   =========   ========    ========

RATIO OF EARNINGS TO FIXED CHARGES...............     2.036      0.561      1.389       0.631      1.008       0.977
                                                   ========   ========   ========   =========   ========    ========

DOLLAR AMOUNT OF DEFICIENCY......................             $ (4,228)             $ (21,386)              $ (1,932)
                                                   ========   ========   ========   =========   ========    ========
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------------------------------

(1) Net interest expense includes amortization of deferred financing costs and interest income

(2) Income (loss) before taxes and extraordinary items for Pro Forma 2000 is adjusted for the change in actual vs. pro forma interest expense

(3) Interest expense, net for Pro Forma 2000 is calculated as follows:

Net interest expense for 2000...............................             $  77,051

Less: Bridge loan interest (actual).........................               (25,427)

Add: Debt offering interest ($260,000 X 10.375%)............                26,975

Add: Interest on revolver draw to fund offering fees

  Estimated underwriting fee (2.625%).......................   6,825
  Estimated offering costs..................................   2,175
                                                               -----
  Total revolver draw needed to fund debt offering fees.....   9,000
  Interest rate on the revolver draw........................    9.25%
                                                               -----
  Interest on the revolver draw to fund debt offering
    fees....................................................                   833

Add: Increase in amortization of deferred financing charges

  Actual amortization of deferred financing charges for the
    bridge loan.............................................     682

  Revised amortization of deferred financing charges for the debt offering
    (6,825 + 2,175 = 9,000 / 10 years = 900)................     900
                                                               -----

  Increase in amortization of deferred financing charges....                   218
                                                                         ---------
PRO FORMA INTEREST EXPENSE, NET.............................             $  79,650
                                                                         =========
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